Exhibit 10.3

TAX AGREEMENT

Between

NL Industries, Inc.

and

CompX International Inc.

TAX AGREEMENT (the “Agreement”) dated as of January 1, 2020 by and among NL Industries, Inc. (“NL”), a Delaware corporation having its principal executive offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas   75240, Contran Corporation (“Contran”), a Delaware corporation having its principal executive offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240 and CompX International Inc. (“CompX”), a Delaware corporation having its principal executive offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240.

WHEREAS, NL and CompX file consolidated returns of federal income taxes and, subject to certain jurisdictional limitations, are subject to combined state and local tax reporting;

WHEREAS, this Agreement supersedes and amends and restates the Amended and Restated Tax Agreement dated December 1, 2012, previously entered into among NL, Contran and CompX;

WHEREAS, NL and CompX wish to provide for the allocation of liabilities, and procedures to be followed, with respect to federal income taxes of CompX and any subsidiaries of CompX and with respect to certain combined state and local taxes on the terms of this Agreement.

NOW, THEREFORE, in consideration of the promises and agreements herein contained, the parties hereto agree as follows:

1.Definitions. As used in this Agreement, the following terms have the meanings set forth below:

(a)Code: The Internal Revenue Code of 1986, as amended, and with respect to any section thereof any successor provisions under such Code or any successor Code.

(b)Combined Foreign, State and Local Taxes: For a taxable period, and with respect to a specified group of entities, the amount of all Foreign, State and Local Taxes, for which liability is computed on the basis of a combined, unitary or consolidated return (whether at the initiative of the tax authority or of the taxpayer).

(c)Contran Corporation: A Delaware corporation that is the common parent of a group of corporations, which group of corporations includes the CompX Group and NL Group, electing to file a consolidated federal income tax return.

(d)Federal Taxes: All federal income taxes, together with all interest and penalties with respect thereto.

(e)Foreign, State and Local Taxes: All foreign, state and local taxes, including franchise and similar taxes, together with all interest and penalties with respect thereto.

(f)NL Group: NL and each of its direct and indirect subsidiaries which would be a member of an affiliated group, within the meaning of section 1504(a) of the Code, and eligible to file a combined, unitary or consolidated return of which Contran was the common parent (the “Contran Tax Group”), as such NL Group is constituted from time to time. For purposes of this Agreement (to the extent related to the determination of Combined Foreign, State and Local Taxes for the NL Group), the term “NL Group” shall include all direct and indirect subsidiaries of NL with reference to which Combined Foreign, State and Local Taxes are determined.

(g)CompX Group: CompX and each of its direct or indirect subsidiaries which would be a member of an affiliated group, within the meaning of section 1504(a) of the Code, and eligible to file a combined, unitary or consolidated return of which CompX was the common parent, as such CompX Group is constituted from time to time. For purposes of this Agreement (to the extent related to the determination of Combined Foreign, State and Local Taxes for the CompX Group), the term “CompX Group” shall include all direct and indirect subsidiaries of CompX with reference to which Combined, Foreign, State and Local taxes are determined.

(h)CompX Group Tax Liability: For a taxable period, the liability for Federal Taxes and Combined Foreign, State and Local taxes, as applicable, that the CompX Group would have had if it were not a member of the NL Group or Contran Tax Group during such taxable period (or during any taxable period prior thereto), and instead filed a separate consolidated or combined return, as applicable, for such taxable period; provided, however, that for purposes of determining such liability for a taxable period all tax elections shall be consistent with the tax elections made by Contran for such period. In making such tax elections it is understood Contran will make those tax elections which are beneficial to the Contran Tax Group on a consolidated basis. Nevertheless, Contran will use its best efforts in the case of those elections which affect the computation of the CompX Group Tax Liability, to make elections in a reasonable manner so as to minimize the CompX Group Tax Liability.  For purposes of this Agreement, in determining the Combined Foreign, State and Local Taxes for the CompX Group, such determination shall be made based on a separate Foreign, State and Local Tax Calculation as if the CompX Group were a separate unitary filer with respect to states and other jurisdictions in which Contran is required to file on a unitary or combined basis.

(i)Foreign, State and Local Tax Calculation: For each reporting period, the Tax Calculation will be based on the estimated taxable income of the CompX Group for the taxable period that includes such reporting period, applied to current year tax rates and using the CompX Group’s applicable apportionment factors and state, local or other applicable adjustments, in each case based on the applicable combined or unitary return most recently-filed as of each reporting period by the Contran Tax Group for each applicable tax jurisdiction (as modified for extraordinary, one-time event adjustments or tax law changes, if any, impacting the unitary calculation for the CompX Group).

2.Contran as Agent. Contran shall be the sole agent for the CompX Group in all matters relating to the CompX Group Tax Liability. The CompX Group shall not (a) terminate such agency or (b) without the consent of Contran, participate, or attempt to participate, in any matters related to the CompX Group Tax Liability, including, but not limited to, preparation or filing of, or resolution of disputes, protests or audits with the Internal Revenue Service, state or local taxing authorities concerning, the Contran Tax Group’s consolidated returns of Federal Taxes, returns of Combined Foreign, State and Local Taxes or the CompX Group Tax Liability with respect thereto. The CompX Group shall cooperate fully in providing Contran with all information and documents necessary or desirable to enable Contran to perform its obligations under this Section, including completion of Internal Revenue Service and state or local tax audits in connection with such CompX Group Tax Liability and determination of the proper liability for such CompX Group Tax Liability.

3.Liability for Taxes; Refunds.

(a)NL, as the common parent of the CompX Group, shall be responsible for, and shall pay to Contran or a taxing authority, as applicable, the consolidated tax liability for Federal Taxes and Combined Foreign, State and Local Taxes for the NL Group and has the sole right to any refunds received from Contran or a taxing authority, as applicable, subject to the provisions of Sections 5 and 6 of this Agreement.

(b)Notwithstanding any other provision of this Agreement, CompX and each subsidiary of CompX which is a member of the CompX Group shall be severally liable to NL for the CompX Group Tax Liability.

(c)CompX shall indemnify NL and hold it and the NL Group other than the CompX Group, harmless from and against any deficiency in the CompX Group Tax Liability that may be due to NL.

(d)NL shall indemnify CompX and hold it and the CompX Group harmless from and against any Federal Taxes and Combined Foreign, State and Local Taxes attributable to the NL Group or any other member of the Contran Tax Group, other than the CompX Group, as such taxes are determined under this and other tax sharing agreements.

4.Tax Returns. Contran shall file on behalf of the CompX Group any and all federal, foreign, state and local tax returns that are required as they pertain to the CompX Group Tax Liability. The CompX Group, at Contran’s request, shall join in any applicable consolidated returns of Federal Taxes and any returns of Combined Foreign, State and Local Taxes (for which returns have not been theretofore filed) and execute its consent, if such consent has not previously been executed, to each such filing on any form as may be prescribed for such consent if such consent is required. The decision of Contran’s Chief Tax Officer (or any other officer so designated by Contran) with responsibility for tax matters shall, subject to the provisions of this Agreement, be binding in any dispute between Contran, NL and the CompX Group as to what tax position should be taken with respect to any item or transaction of the CompX Group. The preceding sentence is limited to the tax positions that affect the CompX Group Tax Liability and the combined NL Group and Contran Tax Group. In addition, NL and members of the NL Group, including CompX and members of the CompX Group, shall provide each other with such cooperation, assistance and information as each of them may request of the other with respect to the filing of any tax return, amended return, claim for refund or other document with any taxing authority. CompX shall be solely responsible for all taxes due for the CompX Group with respect to tax returns filed by CompX or a member of the CompX Group that are required to be filed on a separate company basis, independent of Contran or NL.

5.Payment of CompX Group Tax Liability for Federal Taxes and Foreign, State and Local Taxes. On or before each date, as determined under section 6655 of the Code (with respect to Federal Taxes) and the applicable tax provisions with respect to any Foreign, State and Local Taxes due pursuant to this Agreement, for payment of an installment of estimated Federal Taxes or any Foreign, State and Local Taxes, CompX shall pay to NL an amount equal to the installment which the CompX Group would have been required to pay as an estimated payment of Federal Taxes to the Internal Revenue Service or any Foreign, State and Local Taxes to the applicable taxing authority if it were filing a separate consolidated, combined or unitary return in respect of the CompX Group Tax Liability. Any balance owed with respect to the CompX Group Tax Liability for such taxable period shall be paid to NL on or before the 15th day of the third month after the close of such taxable period. If it is not possible to determine the amount of such balance on or before such day, (a) a reasonable estimate thereof shall be paid on or before such day, (b) the amount of such balance shall be finally determined on or before the earlier of; (i) the 15th day of the ninth month after the close of such taxable period (or the applicable due date for the Contran foreign, state or local combined or unitary return) and (ii) the date on which the Contran Tax Group consolidated tax return for such period is filed with the Internal Revenue Service or the applicable tax authority, and (c) any difference between the amount so determined and the estimated amount paid shall; (i) in the case of an underpayment, be promptly paid to NL and (ii) in the case of an overpayment, be promptly refunded or applied against the estimated CompX Group Tax Liability for the immediately following tax period, at the option of NL. If the overpayment is not applied to the immediately following tax period, such overpayment shall be promptly refunded to the CompX Group. As between the parties to this Agreement, the CompX Group shall be solely responsible for the CompX Group Tax Liability and shall have no responsibility for Federal Taxes of the NL Group or the Contran Tax Group other than payment of the CompX Group Tax Liability in accordance with the terms of this Agreement.  Notwithstanding the foregoing, NL at its option may extend the payment due date for any of the payments referenced above.

6.Refunds for CompX Group Losses and Credits for Federal Taxes. If the calculation with respect to the CompX Group Tax Liability for Federal Taxes results in a net operating loss (“NOL”) for the current tax period that, in the absence of a Code Section 172(b)(3) election made by Contran, is carried back under Code Sections 172 and 1502 to a prior taxable period or periods of the CompX Group with respect to which the CompX Group previously made payments to NL, then, in that event, NL shall pay (or credit) CompX an amount equal to the tax refund to which the CompX Group would have been entitled had the CompX Group filed a separate consolidated federal income tax return for such year (but not in excess of the net aggregate amount of the CompX Group Tax Liability paid to NL with respect to the preceding two taxable periods). If the calculation with respect to the CompX Group Tax Liability results in an NOL for the current tax period, that subject to the Code Section 172(b)(3) election made by Contran, is not carried back under Code Sections 172 and 1502 to a prior taxable period or periods of the CompX Group with respect to which CompX made payments to NL or is not carried back because the Contran Tax Group does not have a consolidated net operating loss for the current tax period, then, in that event such NOL shall be an NOL carryover to be used in computing the CompX Group Tax Liability for future taxable periods, under the law applicable to NOL carryovers in general, as such law applies to the relevant taxable period. Payments made pursuant to this Section 6 shall be made on the date that Contran (or any successor common parent of a tax group to which the NL Group is a member) files its consolidated federal income tax return for the taxable period involved. Principles similar to those discussed in this Section 6 shall apply in the case of the utilization of all CompX Group loss and credit carrybacks and carryovers.

7.Refunds for CompX Group Combined or Unitary Foreign, State and Local Losses and Credits. The foregoing principles contained in Section 6 shall apply in similar fashion to any consolidated, unitary or combined foreign, state or other local income tax returns, containing any member of the CompX Group, which may be filed based on the CompX Group Tax Liability for Foreign, State and Local Taxes.

8.Subsequent Adjustments. If any settlement with the Internal Revenue Service, foreign, state or local tax authority or court decision which has become final results in any adjustment to any item of income, deduction, loss or credit to the Contran Tax Group in respect of any taxable period subject to this Agreement, which, in any such case, affects or relates to any member of the CompX Group as constituted during such taxable period, the CompX Tax Group Liability shall be redetermined to give effect to such adjustment as if it had been made as part of or reflected in the original computation of the CompX Tax Group Liability and proper adjustment of amounts paid or owing hereunder in respect of such liability and allocation shall be promptly made in light thereof.

9.Term; Amendments.

a.a.The term of this Agreement shall end on December 31, 2024 and will automatically be renewed for successive five-year periods unless terminated by any party by giving the other two parties written notice of termination at least ninety (90) days prior to the expiration of the then-current term; provided, however, that this Agreement shall automatically terminate at such time as CompX is no longer a member of the Contran Tax Group.

b.This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, or conditions hereof may be waived, only by a written instrument specifically referring to this Agreement and executed by all parties (or, in the case of a waiver, by or on behalf of the party waiving compliance). The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or of any breach of any term or covenant, contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of any breach of any other term or covenant.

10.Retention of Records. Contran shall retain all tax returns, tax reports, related workpapers and all schedules (along with all documents that pertain to any such tax returns, reports or workpapers) that relate to a taxable period in which the CompX Group is included in a consolidated or combined tax return with NL and Contran. Contran shall make such documents available to CompX at CompX’s request. Contran shall not dispose of such documents without the permission of CompX.

11.Headings. The headings of this Agreement are for convenience of reference only, and shall not in any way affect the meaning or interpretation of this Agreement.

12.Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to conflicts of laws provisions.

13.Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

14.Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective subsidiaries, and their respective successors and assigns.

15.Amendment and Restatement. Effective as of January 1, 2020, this Agreement supersedes and amends and restates the Amended and Restated Tax Agreement dated as of December 1, 2012, previously entered into among NL, Contran and CompX.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

NL INDUSTRIES, INC.

By:     /s/ Amy A. Samford

Amy A. Samford

Vice President and Chief Financial Officer

:

CONTRAN CORPORATION

By:      /s/ Gregory M. Swalwell

Gregory M. Swalwell

Executive Vice President,

Chief Financial Officer and Chief Accounting Officer

COMPX INTERNATIONAL INC.

By:   /s/ Kelly D. Luttmer

Kelly D. Luttmer

Executive Vice President and

Chief Tax Officer